Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 16% Increase in Revenues in the Second Quarter 2022

The Data & Analytics Segment Achieved 26% YOY Revenue Growth during the Quarter

PITTSBURGH, PA – August 3, 2022—Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ending June 30, 2022.

Second Quarter 2022 Financial Highlights:

•	The Company delivered consolidated revenues of $62.1 million in the second quarter of 2022, which represented organic growth of 16% over revenues of $53.7 million in the 2021 second quarter;

•	The Company’s Data and Analytics Services segment reported revenues of $11.3 million, an organic increase of 26% over last year’s $9.0 million;

•	The IT Staffing segment achieved revenues of $50.9 million and record gross margins of 23.3% during the second quarter 2022. Top-line organic growth totaled 14% compared to the second quarter of 2021;

•

GAAP diluted earnings per share was $0.20 in the second quarter of 2022 compared to $0.19 in the second quarter of 2021, after adjusting for a $0.12 benefit due to the 2021 favorable revaluation of a contingent consideration liability; and

•	Non-GAAP diluted earnings per share was $0.30 in the second quarter of 2022 compared to $0.29 in the 2021 second quarter.

Second Quarter 2022 Results:

Revenues for the second quarter of 2022 totaled $62.1 million compared to $53.7 million during the corresponding quarter of 2021. Gross profits in the second quarter of 2022 increased by 17% to $16.7 million from $14.3 million in the same quarter of 2021. GAAP net income for the first quarter of 2022 totaled $2.4 million or $0.20 per diluted share, compared to $3.7 million or $0.31 per diluted share during the same period of 2021. As noted above, the Company’s second quarter of 2021 included a revaluation of a contingent consideration liability which favorably impacted net income by $1.4 million and earnings per share by $0.12. Non-GAAP net income for the second quarter of 2022 was $3.6 million or $0.30 per diluted share, compared to $3.4 million or $0.29 per diluted share in the second quarter of 2021.

Activity levels at the Company’s Data and Analytics Services segment were solid, as revenues expanded by 26% over the second quarter of 2021 and 11% sequentially over the first quarter 2022. Data and Analytics gross margins took a dip during the quarter as the business increased its billable staff by 22% in anticipation of higher revenues during the second half of 2022. Many of these resources were in training programs during Q-2 2022, which impacted utilization. Demand for the Company’s IT Staffing Services segment remained elevated during the second quarter, as the segment achieved record revenues and gross margins.

Commenting on second quarter financial results, Vivek Gupta, the Company’s President and Chief Executive Officer stated “both of our business segments delivered solid double digit year-over-year revenue growth, as well as strong sequential revenue growth during the quarter. While net income was impacted by investments made in the Data and Analytics segment to support future growth and strengthen our cloud services capabilities, I am very pleased with our overall strategic progress during the quarter.”

“I’m happy to say that we delivered record revenues in the Data and Analytics segment during the second quarter and we are excited about the future opportunities for this business” said Ganeshan Venkateshwaran, the Chief Executive Officer of the Company’s Data and Analytics Services segment.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, and India.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the AmberLeaf acquisition, the Company was required to pay future consideration contingent upon the achievement of specific financial objectives. As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of the contingent consideration that was expected to be paid. In the second quarter of 2021, this contingent consideration liability was reduced by $2.0 million to $900,000, and in the fourth quarter of 2021 the liability was reduced to $0, after the Company determined that relevant conditions for the payment of such liability were unlikely to be satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$6,722	$6,622
Accounts receivable, net	51,208	43,393
Prepaid and other current assets	3,102	3,890

Total current assets	61,032	53,905
Equipment, enterprise software and leasehold improvements, net	3,291	3,038
Operating lease right-of-use assets	4,641	4,894
Non-current deposits	491	595
Goodwill, net of impairment	32,510	32,510
Intangible assets, net of amortization	17,176	18,760

Total assets	$119,141	$113,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,400	$4,400
Current portion of operating lease liability	1,530	1,479
Accounts payable	6,724	4,954
Accrued payroll and related costs	13,250	14,240
Other accrued liabilities	1,417	1,771

Total current liabilities	27,321	26,844
Long-term liabilities:
Long-term debt, less current portion, net	6,170	8,334
Long-term operating lease liability, less current portion	3,179	3,706
Long-term accrued income taxes	125	125
Deferred income taxes	816	265

Total liabilities	37,611	39,274
Shareholders’ equity:
Common stock, par value $0.01 per share	133	131
Additional paid-in capital	31,048	28,250
Retained earnings	55,609	50,841
Accumulated other comprehensive income (loss)	(1,073)	(607)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	81,530	74,428

Total liabilities and shareholders’ equity	$119,141	$113,702

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2022	2021	2022	2021
Revenues	$62,117	$53,658	$121,872	$103,433
Cost of revenues	45,371	39,343	89,194	76,314

Gross profit	16,746	14,315	32,678	27,119
Selling, general and administrative expenses:
Operating expenses	13,198	10,986	25,823	21,921
Revaluation of contingent consideration liability	—	(1,982)	—	(1,982)

Total selling, general and administrative expenses	13,198	9,004	25,823	19,939

Income from operations	3,548	5,311	6,855	7,180
Other income/(expense), net	68	(144)	8	(376)

Income before income taxes	3,616	5,167	6,863	6,804
Income tax expense	1,180	1,429	2,095	1,872

Net income	$2,436	$3,738	$4,768	$4,932

Earnings per share:
Basic	$0.21	$0.33	$0.41	$0.43
Diluted	$0.20	$0.31	$0.39	$0.41
Weighted average common shares outstanding:
Basic	11,607	11,442	11,558	11,425

Diluted	12,110	12,002	12,079	11,999

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2022	2021	2022	2021
GAAP Net Income	$2,436	$3,738	$4,768	$4,932
Adjustments:
Amortization of acquired intangible assets	792	793	1,584	1,586
Stock-based compensation	752	757	1,278	1,378
Revaluation of contingent consideration liability	—	(1,982)	—	(1,982)
Income tax adjustments	(406)	121	(746)	(244)

Non-GAAP Net Income	$3,574	$3,427	$6,884	$5,670

GAAP Diluted Earnings Per Share	$0.20	$0.31	$0.39	$0.41

Non-GAAP Diluted Earnings Per Share	$0.30	$0.29	$0.57	$0.47

Weighted average common shares outstanding:

GAAP Diluted Shares	12,110	12,002	12,079	11,999

Non-GAAP Diluted Shares	12,110	12,002	12,079	11,999

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2022	2021	2022	2021
Revenues:
Data and analytics services	$11,250	$8,950	$21,402	$17,744
IT staffing services	50,867	44,708	100,470	85,689

Total revenues	$62,117	$53,658	$121,872	$103,433

Gross Margin %:
Data and analytics services	43.6%	46.7%	44.3%	46.2%
IT staffing services	23.3%	22.7%	23.1%	22.1%

Total gross margin %	27.0%	26.7%	26.8%	26.2%

Segment Operating Income:
Data and analytics services	$817	$769	$1,789	$1,163
IT staffing services	3,523	3,353	6,650	5,621

Subtotal	4,340	4,122	8,439	6,784
Amortization of acquired intangible assets	(792)	(793)	(1,584)	(1,586)
Revaluation of contingent consideration liability	—	1,982	—	1,982
Interest expense and other, net	68	(144)	8	(376)

Income before income taxes	$3,616	$5,167	$6,863	$6,804